Exhibit 10.36

SIMMONS FIRST NATIONAL CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN
(Amended and Restated Effective December 31, 2022)

The Simmons First National Corporation Directors Deferred Compensation Plan (the “Plan”) is hereby amended and restated effective December 31, 2022, by Simmons First National Corporation and its affiliates which have executed an Adoption Schedule attached hereto (each a “Sponsoring Company”) to freeze participation and deferrals in the Plan. The Plan was originally adopted to provide a vehicle to allow the eligible directors of each Sponsoring Company to defer all or a portion of their director fees.

1. Eligible Directors/Eligible Deferrals. Any non‑employee director (including advisory directors and community directors) of any Sponsoring Company may defer all or any portion of his or her director fees, including retainer fees and committee and board meeting fees. Deferrals may not be made with respect to any other amounts. An eligible director may elect to become an active participant by filing an election to defer eligible director fees. Notwithstanding any other provision in the Plan, no individual who is not already an active participant shall become a participant on or after January 1, 2023.

2. Timing of Deferral. Within thirty (30) days of the establishment of the Plan, all eligible directors, and, in the event of a new eligible director, within thirty (30) days of the date the person first becomes an eligible director, such person may file the appropriate election form with the Sponsoring Company, and such election shall remain in effect for the balance of the calendar year. Any election made by an eligible director will continue for the eligible director fees receivable by such director during any subsequent calendar year, unless the director terminates or modifies the election prior to the beginning of the calendar year for which the termination or modification is to be effective. Any non-participating eligible director may elect to participate in the Plan for any future calendar year by filing the appropriate election form with the Sponsoring Company prior to the beginning of the calendar year for which participation is elected. All contribution elections shall be irrevocable once the calendar year has commenced. Notwithstanding any other provision in the Plan, no elections, whether currently in effect or new, to defer eligible director fees shall become effective for director fees earned on or after January 1, 2023.

3. Deferred Compensation Account. The Sponsoring Company shall establish on its books an account for each eligible director who elects to participate for the purpose of reflecting the deferred compensation and any credited earnings as provided under Section 4.

4. Credited Earnings. The deferred compensation account for each participating director shall be credited with earnings on the last day of each calendar quarter. Earnings shall be credited based on the deferred compensation account balance of such individual as of the last day of the preceding calendar quarter, less any distributions made during such calendar quarter. The credited earnings rate shall be set quarterly effective on the first day of each calendar quarter and shall equal the yield (based upon the asked price) on the 10-year U. S. Treasury security as of the last business day of the preceding calendar quarter. Notwithstanding the freeze of deferrals to the Plan as provided in Section 2, earnings shall continue to be credited on and after January 1, 2023, in accordance with this Section 4.

5. Time of Payment. A participant in the Plan shall be eligible to receive a distribution of his or her deferred compensation account commencing on either (1) the first day of the calendar year following the date the individual no longer serves as a director of the Sponsoring Company, or (2) the first day of the month following the age specified in the deferred compensation agreement completed by the eligible director. Once the eligible director selects a distribution date, such date may not be changed by subsequent election.

6. Form of Payment. At the time of initial participation, each eligible director shall make an election as to form of payment of all sums thereafter credited to his deferred compensation account. In making such designation, the eligible director may designate payment in the form of a single lump sum payment or payment in annual installment payments payable for not less than two (2) but not more than five (5) years. Credited earnings shall continue to be credited in accordance with Section 4 during any installment payout period. If for any reason the eligible director fails to make an effective designation under this Section 6, payment of his or her account shall be made in the form of a single lump sum payment.

7. Death Benefit. If an eligible director shall die with a balance credited to his or her account, the vested balance shall be paid to his or her beneficiary, as is designated on his or her deferred compensation election or as changed from time to time. All amounts shall be payable to the beneficiary in the same form as elected by the eligible employee pursuant to Section 5, but commencing as of the first day of the succeeding calendar year. In the absence of an effective designation of a beneficiary, the balance credited to his or her account shall be paid to such deceased director's estate.

8. Loans and Withdrawals. An eligible director shall not be permitted to borrow from his or her account or to withdraw from his or her account other than in accordance with his or her deferred compensation election.

9. Withholding of Taxes. The Sponsoring Company shall have the right to deduct from all payments made under the Plan any federal, state, or local taxed required by law to be withheld with respect to such payments.

10. Account Statements. The Sponsoring Company shall provide each eligible participating director with a statement of the status of his or her account under the Plan, at least annually or on a more frequent basis as the Company may determine from time to time.

11. Funding. The Sponsoring Company is under a contractual obligation to make the payments from the deferred compensation account when due. All amounts paid under the Plan shall be paid in cash or cash equivalents. The account shall be reflected on the accounting records of the Sponsoring Company, but such records shall not be construed to create, or require the creation of, a trust, custodian or escrow account with respect to any eligible director. No participant shall have any right, title or interest whatsoever in or to any investment reserves, accounts or funds that the Sponsoring Company may purchase, establish or accumulate to aid in providing the benefit payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Sponsoring Company and a participant or any other person. Participants and beneficiaries shall not acquire any interest under the Plan greater than that of an unsecured general creditor of the Sponsoring Company.

12. Amendment or Termination. Subject to Section 13, the Board of Simmons First National Corporation, in its absolute discretion, without notice, at any time and from time to time, may modify and amend or suspend or terminate the Plan, and the Board of any other Sponsoring Company, in its absolute discretion, may suspend or terminate its participation under the Plan, provided that no modification, amendment, suspension or termination may, without the consent of an eligible director, reduce the amount previously allocated to the eligible director's deferred compensation account. In the event of termination, subject to Section 13, the Sponsoring Company may elect to pay all accounts of participants immediately, in which case the Sponsoring Company will have no further liability under the Plan.

13. Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations and rulings promulgated thereunder (“Code Section 409A”) with respect to all amounts that are not Grandfathered Amounts (as defined below) and shall be interpreted and administered in a manner as to comply with the requirements of Code Section 409A. Notwithstanding any other provision of the Plan, no amendment or termination of the Plan shall be effective (i) to the extent that it would cause any amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004, and earnings thereon (the “Grandfathered Amounts”) to no longer be exempt from Code Section 409A or (ii) to the extent it violates the requirements of Code Section 409A. Each amount to be paid under the Plan shall be construed as a separate and distinct payment for purposes of Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, the director shall not be considered to have terminated service with the Sponsoring Company for purposes of any payments under the Plan which are subject to Code Section 409A until the director would be considered to have incurred a “separation from service” from the Sponsoring Company within the meaning of Code Section 409A.

14. Merger or Consolidation. In the event that a Sponsoring Company should be liquidated, dissolved or become a party to a merger or consolidation where the Sponsoring Company is not the surviving corporation, the Plan with respect to such Sponsoring Company shall terminate at the time of such event, unless the successor or acquiring corporation shall elect to continue and carry on the Plan. In the event such Plan termination occurs, Section 12 shall become applicable.

15. Non‑transferability. No right or interest of any participant in the Plan shall be assignable or transferable, or subject to any lien, directly; by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.

16. Binding Effect. The Plan shall be binding upon and inure to the benefit of each Sponsoring Company, its respective successors and assigns, and the participants, their heirs, executors, administrators and legal assigns.

17. Applicable Law. The Plan, all documents in connection herein and all distributions hereunder shall be governed, construed and regulated in accordance with the laws of the state of Arkansas.

IN WITNESS WHEREOF, Simmons First National Corporation has caused this amended and restated Plan document to be executed in its name and on its behalf by its officers duly authorized on this 31st day of December, 2022.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name:	George A. Makris, Jr.
Title:	Chairman and CEO